Amendment no. 1 to pricing supplement dated October 9, 2025
To prospectus dated April 13, 2023,
prospectus supplement dated April 13, 2023,
product supplement no. 4-I dated April 13, 2023 and
prospectus addendum dated June 3, 2024

Registration Statement Nos. 333-270004 and 333-270004-01 Dated November 21, 2025 Rule 424(b)(3)
JPMorgan Chase Financial Company LLC

Structured Investments	$24,000,000 Auto Callable Contingent Interest Notes Linked to the Common Stock of Freeport-McMoRan Inc. due October 14, 2026 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated October 9, 2025 (CUSIP: 48136HN95), related to the notes referred to above (the “pricing supplement”), the definition of “Stock Strike Price” set forth under Key Terms is as follows:

Stock Strike Price:

$42.85, which was the closing price of one share of the Reference Stock on the Strike Date. The Stock Strike Price is not determined by reference to the closing price of one share of the Reference Stock on the Pricing Date.

Strike Date:	October 8, 2025
Pricing Date:	October 9, 2025

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

●Pricing supplement dated October 9, 2025:
https://www.sec.gov/Archives/edgar/data/19617/000183988225057761/jpm_424b2-32869.htm

●Product supplement no. 4-I dated April 13, 2023:
https://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

●Prospectus supplement and prospectus, each dated April 13, 2023:
https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

●Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm